The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-229810

Subject to Completion, Dated April 23, 2019

PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 22, 2019)

Regions Financial Corporation

             Depositary Shares Each Representing a 1/40th Interest in a Share of

        % Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C

We are offering             depositary shares each representing a 1/40th ownership interest in a share of our         % Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, par value $1 per share (“Preferred Stock”), with a liquidation preference of $1,000 per share of Preferred Stock (equivalent to $25 per depositary share). As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise these rights through the depositary.

We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors (or a duly authorized committee of our board of directors). Dividends will accrue and be payable from the date of issuance quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2019. The Preferred Stock will initially bear interest at a fixed rate per annum of         % from the date of issuance to, but excluding, August 15, 2029, and will bear interest thereafter at a floating rate per annum equal to three-month LIBOR on the related dividend determination date (as defined herein) plus         %. Upon payment of any dividends on the Preferred Stock, holders of depositary shares are expected to receive a proportionate payment. Dividends on the Preferred Stock will not be cumulative and will not be mandatory.

We may redeem the Preferred Stock at our option, subject to regulatory approval, at a redemption price equal to $1,000 per share (equivalent of $25 per depositary share), plus any declared and unpaid dividends (without regard to any undeclared dividends) to but excluding the redemption date, (1) in whole or in part, from time to time, on any dividend payment date (as defined herein) on or after May 15, 2029 or (2) in whole but not in part, at any time following a regulatory capital treatment event (as defined herein). If we redeem the Preferred Stock, the depositary is expected to redeem a proportionate number of depositary shares.

The Preferred Stock will not have any voting rights except as described elsewhere in the prospectus supplement.

Application will be made to list the depositary shares on the New York Stock Exchange (the “NYSE”) under the symbol “RFPrC.” If approved for listing, trading of the depositary shares is expected to commence within a 30-day period after the original issuance date of the depositary shares.

The depositary shares and the Preferred Stock are unsecured securities of Regions Financial Corporation. Neither the depositary shares nor the Preferred Stock is a savings account, deposit or other obligation of any of our bank or non-bank subsidiaries and neither is insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Investing in the depositary shares involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement to read about factors you should consider before buying the depositary shares representing an interest in the Preferred Stock.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Regions Financial Corporation, before expenses	$	$

(1)

Reflects              depositary shares sold to institutional investors, for which the underwriters received an underwriting discount of $             per depositary share, and              depositary shares sold to retail investors, for which the underwriters received an underwriting discount of $             per depositary share.

We have granted the underwriters the option to purchase up to an additional                depositary shares from us at the public offering price less than the underwriting discounts within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the depositary shares in book-entry form only, through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment on or about April      , 2019.

Joint Book-Running Managers

Morgan Stanley	UBS Investment Bank	Wells Fargo Securities	Goldman Sachs & Co. LLC	RBC Capital Markets

Regions Securities LLC

Prospectus Supplement dated April      , 2019

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “we,” “us,” “our” or similar references mean Regions Financial Corporation and not its subsidiaries and references to “Regions” mean Regions Financial Corporation and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

We and the underwriters have not authorized anyone to provide you with any information other than that contained in this prospectus supplement, the accompanying prospectus, and any related free writing prospectus prepared by us or on our behalf. When you make a decision about whether to invest in the depositary shares, you should not rely upon any information other than the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus prepared by us or on our behalf and the documents incorporated by reference. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. You should assume that information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus prepared by us or on our behalf and the documents incorporated by reference herein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus supplement and the accompanying prospectus are not an offer to sell or solicitation of an offer to buy depositary shares in any circumstances under which the offer or solicitation is unlawful.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM—This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (iii) high net worth entities falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and the accompanying prospectus and their contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. The depositary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such depositary shares will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of Section 21 of the UK Financial Services and Markets Act 2000 (as amended, “FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which Section 21(1) of FSMA does not apply to us.

The depositary shares are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

S-ii

PRIIPs REGULATION/ PROSPECTUS DIRECTIVE/ PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended or superseded, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.regions.com. Except for SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, none of the information on or that can be accessed through our website is part of this prospectus supplement or the accompanying prospectus. Our SEC filings are also available at the offices of the NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call 212-656-3000.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede the information in this prospectus supplement and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all the depositary shares offered by this prospectus supplement (in each case, other than information that is deemed, under SEC rules, not to have been filed.):

•	Our Annual Report on Form 10-K for the year ended December 31, 2018, filed February 22, 2019;

•	Our Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders held on April 24, 2019, filed March 8, 2019;

•	Our Current Reports on Form 8-K, filed January 28, 2019, February 7, 2019 and April 18, 2019 (filed portions only).

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Regions Financial Corporation

Investor Relations

1900 Fifth Avenue North

Birmingham, Alabama 35203

Telephone: (205) 264-7040

S-iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus supplement and the accompanying prospectus may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The words future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•

Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of possible declines in property values, increases in unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

•

Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•

Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

•

Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.

•

The effect of changes in tax laws, including the effect of H.R.1, An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018. (“Tax Reform”) and any future interpretations of or amendments to Tax Reform, which may impact our earnings, capital ratios and our ability to return capital to stockholders.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.

•

Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

S-iv

•

Our ability to effectively compete with other traditional and non-traditional financial services companies, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.

•

Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

•

Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

•

Our ability to obtain a regulatory non-objection (as part of the Comprehensive Capital Analysis and Review process known as “CCAR” or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

•

Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance and intensity of such tests and requirements.

•

Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards and the liquidity coverage ratio rule), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

•	The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

•

The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•	The risks and uncertainties related to our acquisition or divestiture of businesses.

•	The success of our marketing efforts in attracting and retaining customers.

•

Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.

•	Fraud or misconduct by our customers, employees or business partners.

S-v

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

•

Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.

•	Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms.

•	The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.

•

The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and impact of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.

•

Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

•

Our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.

•	Our ability to realize our adjusted efficiency ratio target as part of our expense management initiatives.

•

Possible cessation or market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments, and loans.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

•

The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

•

The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to stockholders.

S-vi

•

Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.

•	Other risks identified from time to time in reports that we file with the SEC.

•	Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.

You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward Looking Statements” and “Risk Factors” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC.

S-vii

SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before deciding whether to invest in the depositary shares. You should pay special attention to the “Risk Factors” section of this prospectus supplement and contained in our Annual Report on Form 10-K for the year ended December 31, 2018 to determine whether an investment in the depositary shares is appropriate for you.

Regions Financial Corporation

Regions Financial Corporation is a Delaware corporation (NYSE symbol: RF) and financial holding company headquartered in Birmingham, Alabama, which operates throughout the South, Midwest and Texas. Regions is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage and insurance products and services. Through its subsidiary, Regions Bank, Regions operates 1,454 banking offices and 1,952 ATMs. At December 31, 2018, Regions had total consolidated assets of approximately $125.7 billion, total consolidated deposits of approximately $94.5 billion and total consolidated stockholders’ equity of approximately $15.1 billion.

Our principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203, and our telephone number is (800) 734-4667.

Summary of the Offering

The following summary contains basic information about the depositary shares, Preferred Stock and this offering and is not intended to be complete. It does not contain all the information that you should consider before deciding whether to invest in the depositary shares. For a complete understanding of the depositary shares and Preferred Stock, you should read the sections of this prospectus supplement entitled “Description of the Series C Preferred Stock” and “Description of Depositary Shares.”

Issuer	Regions Financial Corporation, a Delaware corporation and a financial holding company.

Securities Offered	depositary shares each representing a 1/40th ownership interest in a share of our % Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, par value $1 per share, with a liquidation preference of $1,000 per share of Preferred Stock (equivalent to $25 per depositary share). Each holder of depositary shares will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary shares, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

We reserve the right to re-open this series of preferred stock and issue additional shares of Preferred Stock either through public or private sales at any time and from time to time without notice to or consent of holders of the Preferred Stock or the depositary shares; provided that any such additional shares of Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares of Preferred Stock are otherwise treated as fungible with the Preferred Stock offered hereby for U.S. federal income tax purposes. The additional shares would form a single series together with all previously issued shares of Preferred Stock. In the event we issue additional shares of Preferred Stock, we expect to cause a corresponding number of additional depositary shares to be issued.

Underwriters’ Option	We have granted the underwriters the option to purchase up to an additional depositary shares from us at the public offering price less the underwriting discounts within 30 days from the date of this prospectus supplement.

Dividends

We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors (or a duly authorized committee of our board of directors). The Preferred Stock will initially bear interest at a fixed rate per annum of         % from the date of issuance to, but excluding, August 15, 2029 (such period, the “fixed rate period”), and will bear interest thereafter at a floating rate per annum equal to three-month LIBOR on the related dividend determination date plus        % (such period, the “floating rate period”). See “Description of the Series C Preferred Stock—Dividends.” Upon payment of any dividends on the Preferred Stock, holders of depositary shares are expected to receive a proportionate payment. See “Description of the Depositary Shares—Dividends and Other Distributions.”

Dividends on the Preferred Stock will not be cumulative and will not be mandatory. If our board of directors (or a duly authorized committee of our board of directors) does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, no dividend shall be payable on the applicable dividend payment date, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors (or a duly authorized committee of our board of directors) declares a dividend for any future dividend period with respect to the Preferred Stock or at any future time with respect to any other class or series of our capital stock. A “dividend period” is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period for shares of Preferred Stock issued in connection with this offering will begin on and include the date we first issue such shares of Preferred Stock.

Our ability to pay dividends on the Preferred Stock is subject to certain legal, regulatory and other restrictions described under “Description of the Series C Preferred Stock—Dividends—Restrictions on the Payment of Dividends.”

Dividend Payment Dates	Dividends on the Preferred Stock will be payable when, as, and if declared by our board of directors (or a duly authorized committee of our board of directors), quarterly on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2019 (each a “dividend payment date”). If any dividend payment date on or before August 15, 2029 falls on a day other than a business day, then any dividend declared and otherwise payable on that dividend payment date will be paid on the next business day without any adjustment to the amount of dividends paid. If any dividend payment date after August 15, 2029 falls on a day other than a business day, then such dividend payment date will instead be, and dividends will continue to accrue through, the next succeeding business day, unless such business day falls in the next calendar month, in which case the dividend payment date will be, and dividends will accrue only through the immediately preceding business day.

Priority Regarding Dividends	So long as any shares of Preferred Stock remains outstanding, unless full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Preferred Stock, and we are not in default on our obligation to redeem any shares of Preferred Stock that have been called for redemption, we may not, subject to certain exceptions:

•  declare, pay or set aside for payment any dividend or distribution on any shares of junior stock (as defined herein); or

•  repurchase, redeem or otherwise acquire for consideration, directly or indirectly, any shares of junior stock or dividend parity stock (as defined herein).

When dividends are not paid in full upon the Preferred Stock and any dividend parity stock (which includes our 6.375% Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) and 6.375% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”)), all dividends paid or declared for payment on a dividend payment date with respect to the Preferred Stock and any dividend parity stock will be shared based on the ratio between the then-current dividends due on shares of Preferred Stock and (i) in the case of any series of non-cumulative dividend parity stock, the aggregate of the current and unpaid dividends due on such series of preferred stock and (ii) in the case of any series of cumulative dividend parity stock, the aggregate of the current and accumulated and unpaid dividends due on such series of preferred stock.

See “Description of the Series C Preferred Stock—Dividends—Priority Regarding Dividends” for more information.

Redemption	The Preferred Stock is perpetual and has no maturity date. We may redeem the Preferred Stock, at our option, at a price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends (without accumulation for any undeclared dividends) to but excluding the redemption date, (i) in whole or in part, from time to time, on any dividend payment date on or after May 15, 2029 or (ii) in whole but not in part, at any time following a regulatory capital treatment event (as defined herein). If we redeem the Preferred Stock, the depositary is expected to redeem a proportionate number of depositary shares. See “Description of the Series C Preferred Stock— Redemption” and “Description of Depositary Shares—Redemption” for more information.

Our ability to redeem part or all of the Preferred Stock is subject to certain legal, regulatory and other restrictions described under “Description of the Series C Preferred Stock—Redemption—Redemption Procedures and Limitations.”

Neither the holders of Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Preferred Stock.

Liquidation Rights	In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends (without regard to any undeclared dividends) to the date of payment of the liquidating distribution, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Preferred Stock with respect to liquidating distributions. Distributions will be made only to the extent of our assets that are available after satisfaction of all liabilities or obligations to creditors and subject to the rights of holders of any securities ranking senior to the Preferred Stock as to such distribution and pro rata as to the Preferred Stock and any other shares of our capital stock ranking equally as to such distribution, which includes our Series A Preferred Stock and Series B Preferred Stock.

Voting Rights	None, except with respect to (i) authorizing or increasing the authorized amount of any class or series of our capital stock ranking senior to the Preferred Stock with respect to the payment of dividends or distributions upon our liquidation, dissolution or winding-up, (ii) certain changes in the terms of our Preferred Stock, (iii) the consummation of certain mergers, consolidations or other similar transactions, (iv) in the case of certain dividend non-payments, and (v) as otherwise required by law. See “Description of the Series C Preferred Stock—Voting Rights.” Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of Depositary Shares—Voting the Preferred Stock.”

Rankings

Shares of the Preferred Stock will rank, with respect to the payment of dividends and distribution upon our liquidation, dissolution or winding-up, respectively:

•  senior to our common stock and to each other class or series of our capital stock issued in the future, unless the terms of that stock expressly provide that it ranks senior to, or on parity with, the Preferred Stock with respect to such dividends and distributions;

•  on a parity with our Series A Preferred Stock, Series B Preferred Stock and any class or series of our capital stock issued in the future, the terms of which expressly provide that it will rank on a parity with our Preferred Stock with respect to such dividends and distributions; and

•  junior to any class or series of our capital stock issued in the future, the terms of which expressly provide that such stock will rank senior to the Preferred Stock with respect to such dividends and distributions.

No Maturity	The Preferred Stock does not have any maturity date, and we are not required to redeem the Preferred Stock at any time. Accordingly, the Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it and, if required, receive prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to do so.

Preemptive and Conversion Rights	None.

Listing	Application will be made to list the depositary shares on the NYSE under the symbol “RFPrC.” If approved for listing, trading of the depositary shares on the NYSE is expected to commence within a 30-day period after the original issuance date of the depositary shares.

Tax Consequences	For discussion of the tax consequences relating to the Preferred Stock and the depositary shares, see “United States Federal Income Tax Consequences.”

Use of Proceeds	We estimate that the net proceeds of this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $ (or approximately $ if the underwriters exercise in full their option to purchase additional depositary shares. We expect to use the net proceeds from the sale of the depositary shares for general corporate purposes, which may include repurchases of shares of our outstanding common stock from time to time.

Risk Factors	See “Risk Factors” beginning on page S-8 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the depositary shares.

Registrar and Transfer Agent	Computershare Trust Company, N.A. will be the registrar and transfer agent for the Preferred Stock and the registrar and the transfer agent for the depositary shares.

Depositary	Computershare Inc. and Computershare Trust Company, N.A., acting jointly.

Calculation Agent	We will appoint a calculation agent for the Preferred Stock prior to the commencement of the floating rate period. We may appoint ourselves or an affiliate of ours as calculation agent.

Conflicts of Interest	Regions Securities LLC, our subsidiary, is participating in this offering of depositary shares as an underwriter. Accordingly, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. Regions Securities LLC is not permitted to sell the depositary shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the customer to which the account relates.

RISK FACTORS

An investment in the depositary shares involves certain risks, some of which relate to the Preferred Stock or the depositary shares and others of which relate to Regions. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2018, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in any forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

You are making an investment decision about both the depositary shares and the Preferred Stock.

As described in this prospectus supplement, we are issuing depositary shares representing fractional interests in shares of Preferred Stock. The depositary will rely solely on the payments it receives on the Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus supplement regarding both of these securities before making an investment decision.

A downgrade, suspension or withdrawal of any rating assigned by a rating agency to us or our securities, including the depositary shares and the Preferred Stock, could cause the liquidity or trading price of the shares of depositary shares to decline significantly.

Real or anticipated changes in the credit ratings assigned to the depositary shares, the Preferred Stock or our credit ratings generally could affect the trading price of the shares of the depositary shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the depositary shares and the Preferred Stock, based on their overall view of our industry. A future downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal in the ratings assigned to the depositary shares, the Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the depositary shares to decline significantly.

The Preferred Stock will be an equity security and will be subordinate to our existing and future indebtedness.

The shares of Preferred Stock will be our equity interests and will not constitute indebtedness. This means that the depositary shares, which represent fractional interests in shares of Preferred Stock, will rank junior to all our existing and future indebtedness and our other non-equity claims with respect to assets available to satisfy claims against us, including claims in the event of our liquidation. As of December 31, 2018, our total liabilities were approximately $3.3 billion, and we may incur additional indebtedness in the future. The Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below in “—Holders of the Preferred Stock and the depositary shares will have limited voting rights.” Further, our existing and future indebtedness may restrict the payment of dividends on the Preferred Stock.

Additional issuances of preferred stock or securities convertible into preferred stock may dilute existing holders of the depositary shares.

We may, in the future, determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities to fund strategic initiatives or other business needs or to build additional capital. Our board of directors or a committee thereof is authorized to cause us to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders, including issuing additional shares of Preferred Stock or additional depositary shares. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over the Preferred Stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. Though the approval of holders of depositary shares representing interests in the Preferred Stock will be needed to issue any equity security ranking senior to the Preferred Stock, if we issue preferred stock in the future that has preference over the Preferred Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the Preferred Stock or depositary shares, the rights of holders of the depositary shares or the market price of the depositary shares could be adversely affected. The market price of the depositary shares could decline as a result of these other offerings, as well as other sales of a large block of depositary shares, Preferred Stock or similar securities in the market thereafter, or the perception that such sales could occur. Holders of the Preferred Stock are not entitled to preemptive rights or other protections against dilution.

The Preferred Stock may be junior in rights and preferences to our future preferred stock.

The Preferred Stock may rank junior to preferred stock issued in the future that by its terms is expressly senior in rights and preferences to the Preferred Stock. It is possible that we may authorize and issue such shares without your vote or consent, although the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Preferred Stock is required to authorize or issue any shares of stock senior in rights and preferences to the Preferred Stock. The terms of any future preferred stock expressly senior to the Preferred Stock may restrict dividend payments on the Preferred Stock. In this case, unless full dividends for all outstanding preferred stock senior to the Preferred Stock have been declared and paid or set aside for payment, we may be prohibited from declaring or paying dividends or other distributions, or from repurchasing, redeeming or otherwise acquiring, directly or indirectly, for consideration, shares of Preferred Stock. This could result in dividends on the Preferred Stock not being paid on any particular dividend payment date.

Dividends on the Preferred Stock are discretionary and non-cumulative.

Dividends on the Preferred Stock are discretionary and will not be cumulative. If our board of directors (or a duly authorized committee of our board of directors) does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, no dividend shall be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors (or a duly authorized committee of our board of directors) declares a dividend on the Preferred Stock or any other class or series of our capital stock for any future dividend period. If our board of directors (or a duly authorized committee of our board of directors) does not declare a dividend on the Preferred Stock in respect of a dividend period, you will not receive related dividends on your depository shares, and the trading price of the depositary shares may be adversely affected.

Our ability to pay dividends is subject to statutory and regulatory restrictions.

We are subject to statutory and regulatory limitations on our ability to declare and pay dividends on the Preferred Stock. Under the Federal Reserve’s capital rules, dividends on the Preferred Stock may only be paid out of our net income, retained earnings or surplus related to other additional tier 1 capital instruments. In addition, the Federal Reserve’s capital rules include a capital conservation buffer that can be satisfied only with common equity tier 1 capital. If our risk-based capital ratios do not satisfy minimum requirements plus the capital conservation buffer, we will face graduated constraints on, among other things, capital distributions (including dividends on the Preferred Stock) based on the amount of the shortfall. Under the Federal Reserve’s capital plan rule and its CCAR process, with limited exceptions we may pay dividends on the Preferred Stock only if such dividends or other discretionary distributions are included in a capital plan as to which the Federal Reserve has not issued an objection, or the Federal Reserve has otherwise authorized the distribution.

Further, these limitations may change from time to time. For example, in April 2018, the Federal Reserve proposed to replace the capital conservation buffer with a “stress capital buffer” reflecting stressed losses in the supervisory severely adverse scenario of the Federal Reserve’s CCAR stress tests plus four quarters of planned common stock dividends, subject to a floor of equal to the current capital conservation buffer, and to introduce an analogous stress leverage buffer requirement for the Tier 1 leverage ratio.

These laws and regulations may prevent us from declaring, setting aside or paying dividends on the Preferred Stock. In such circumstances, holders of the depositary shares will not be entitled to receive any dividend for that dividend period, irrespective of whether or not a dividend has been declared on the Preferred Stock or any other class of our capital stock for any future dividend period.

If we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on the Preferred Stock.

When dividends are not paid in full on the shares of Preferred Stock and any shares of parity stock for a dividend period (including our Series A Preferred Stock and Series B Preferred Stock), all dividends declared with respect to shares of Preferred Stock and all parity stock for such dividend period shall be declared pro rata so that the respective amounts of such dividends bear the same ratio to each other as all accrued but unpaid dividends per share on the shares of Preferred Stock for such dividend period and all parity stock for such dividend period bear to each other. Therefore, if we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on the Preferred Stock.

The Preferred Stock may be redeemed at our option, and you may not be able to reinvest the redemption price you receive in a similar security.

Subject to the approval of the Federal Reserve (if then required), at our option, we may redeem the Preferred Stock at any time, either in whole or in part, on any dividend payment date on or after May 15, 2029. We may also redeem the Preferred Stock at our option, subject to the approval of the Federal Reserve (if then required), at any time, in whole, but not in part, at any time following the occurrence of a regulatory capital treatment event. If we redeem the Preferred Stock for any reason, you may not be able to reinvest the redemption price you receive in a similar security. See “Description of the Series C Preferred Stock—Redemption” for more information on redemption of the Preferred Stock.

Investors should not expect us to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Preferred Stock is a perpetual equity security. This means that it has no maturity or mandatory redemption date and is not redeemable at the option of the holders of the Preferred Stock or the holders of the related depositary shares offered by this prospectus supplement. The Preferred Stock may be redeemed by us at our option, either in whole or in part, on any dividend payment date on or after May 15, 2029, or in whole, but not in part, at any time following the occurrence of a regulatory capital treatment event as described herein. Any decision we may make at any time to propose a redemption of the Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity and general market conditions at that time.

Our right to redeem the Preferred Stock is subject to limitations. Under the Federal Reserve’s capital guidelines, any redemption of the Preferred Stock is subject to prior approval of the Federal Reserve. We cannot assure you that the Federal Reserve will approve any redemption of the Preferred Stock that we may propose.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

We are a legal entity separate and distinct from our banking and other subsidiaries. Our principal source of cash flow, including cash flow to pay dividends to our stockholders and to pay principal and interest on our outstanding debt, is dividends from our banking subsidiary, Regions Bank. There are statutory and regulatory limitations on the payment of dividends by Regions Bank to us, as well as by us to our stockholders. Regulations of both the Federal Reserve and the State of Alabama affect the ability of Regions Bank to pay dividends and other distributions to us and to make loans to us. If Regions Bank is unable to make dividend payments to us and sufficient cash or liquidity is not otherwise available to us, we may not be able to make dividend payments to our common and preferred stockholders or principal and interest payments on our outstanding debt.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the depositary shares each representing an interest in a share of the Preferred Stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, shares of the Preferred Stock are effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. At December 31, 2018, our subsidiaries’ total deposits and borrowings were approximately $105.4 billion.

Holders of the Preferred Stock and the depositary shares will have limited voting rights.

Holders of the Preferred Stock will have no voting rights with respect to matters that generally require the approval of voting stockholders. Holders of the Preferred Stock will have limited voting rights on certain matters, including (i) authorizing or increasing the authorized amount of any class or series of our capital stock ranking senior to the Preferred Stock with respect to dividends or rights upon our liquidation, winding-up or dissolution, (ii) certain changes in the terms of our Preferred Stock, (iii) the consummation of a merger, consolidation or other similar transaction where the Preferred Stock will not remain outstanding or will be converted into preference securities on terms materially less favorable than those terms existing prior to the merger, consolidation or other transaction, and (iv) as otherwise required by applicable law. Additionally, if dividends on the Preferred Stock have not been declared or paid for the equivalent of six dividend payments, whether or not for consecutive dividend periods, holders of the outstanding shares of Preferred Stock, together with holders of any other series of our preferred stock ranking equal with the Preferred Stock with similar voting rights (such as our Series A Preferred Stock and Series B Preferred Stock), will be generally entitled to vote for the election of two additional directors. See “Description of the Series C Preferred Stock—Voting Rights.”

Holders of the depositary shares must act through the depository to exercise any voting rights of the Preferred Stock. Although each depositary share is entitled to 1/40th of a vote, the depositary can only vote whole shares of Preferred Stock. While the depositary will vote the maximum number of whole shares of Preferred Stock in accordance with the instructions it receives, any remaining votes of holders of the depositary shares will not be voted. See “Description of Depositary Shares—Voting the Preferred Stock.”

We cannot assure you that a liquid trading market for our depositary shares will develop, and you may find it difficult to sell any of the depositary shares you hold.

Application will be made to list the depositary shares on the NYSE under the symbol “RFPrC.” However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on the NYSE to begin within the 30-day period after the original issuance date of the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We cannot assure you that you will be able to sell any depositary shares you may hold at a particular time or at a price that you find favorable.

The dividend rate on the Preferred Stock will vary commencing on August 15, 2029, and any dividends declared may be less than the fixed rate of         % per annum in effect prior to August 15, 2029.

The annual dividend rate on the Preferred Stock after August 15, 2029 will equal three-month LIBOR on the related dividend determination date plus         %. Therefore, any dividends declared after August 15, 2029 may vary from dividend period to dividend period and could be more or less than the fixed rate of         % per annum. We have no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the markets generally and that are important in determining the existence, magnitude and longevity of market rate risk. Additionally, future changes or disruptions in the method pursuant to which the three-month LIBOR rates are determined may result in prolonged increases or decreases in the reported three-month LIBOR rate, which may adversely affect the amount of any dividends declared after August 15, 2029.

The historical levels of three-month LIBOR are not an indication of the future levels of three-month LIBOR.

In the past, the level of three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time during the floating rate period, and you should not take the historical levels of three-month LIBOR as an indication of its future performance.

Increased regulatory oversight and changes in the method pursuant to which LIBOR rates are determined may adversely affect the value of the Preferred Stock.

Beginning in 2008, concerns have been expressed that some of the member banks surveyed by the British Bankers’ Association (the “BBA”) in connection with the calculation of LIBOR rates, including three-month LIBOR, may have been under-reporting or otherwise manipulating the interbank lending rates applicable to them. Regulators and law enforcement agencies from a number of governments have conducted investigations relating to the calculation of LIBOR across a range of maturities and currencies, and certain financial institutions that are member banks surveyed by the BBA in setting daily LIBOR have entered into agreements with the U.S. Department of Justice, the U.S. Commodity Futures Trading Commission or the U.K. Financial Conduct Authority in order to resolve the investigations. If manipulation of LIBOR or another inter-bank lending rate occurred, it may have resulted in that rate being artificially lower (or higher) than it otherwise would have been. Responsibility for the calculation of LIBOR was transferred to ICE Benchmark Administration Limited, as independent LIBOR administrator, effective February 1, 2014.

On July 27, 2017, the U.K. Financial Conduct Authority announced that it will no longer persuade or compel banks to submit rates for the calculation of LIBOR rates after 2021 (the “July 27th Announcement”). The July 27th Announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Consequently, at this time, it is not possible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. Similarly, it is not possible to predict whether three-month LIBOR will continue to be viewed as an acceptable benchmark for securities such as the Preferred Stock or the depositary shares, what rate or rates may become accepted alternatives to three-month LIBOR or the effect of any such changes in views or alternatives on the value of three-month LIBOR-linked securities, such as the Preferred Stock or the depositary shares. Any of the above developments or changes or any other consequential changes to three-month LIBOR or any alternative rate or benchmark as a result of any international, national, or other proposals for reform or other initiatives or investigations, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of the Preferred Stock or the depositary shares.

The dividend rate during the floating rate period will be calculated using an alternative reference rate if three-month LIBOR is discontinued, which could have adverse effects on the returns on, value of and market for the Preferred Stock or the depositary shares.

Although the initial dividend rate on the Preferred Stock is fixed, any dividends declared during the floating rate period will accrue at an annual rate equal to three-month LIBOR plus a spread of         %. However, the floating rate period commences after the date on which the July 27th Announcement states that the continuation of LIBOR rates on the current basis cannot and will not be guaranteed. As described under “Description of the Series C Preferred Stock—Dividends,” if Regions, in its sole discretion, determines that three-month LIBOR has been permanently discontinued or is no longer viewed as an acceptable benchmark for securities like the Preferred Stock and Regions has notified the calculation agent of such determination (a “LIBOR Event”), the calculation agent will use, as directed by Regions, as a substitute for three-month LIBOR (the “Alternative Rate”) for each future dividend determination date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for three-month LIBOR. As part of such substitution, the calculation agent will, as directed by Regions, make such adjustments to the Alternative Rate or the spread thereon, as well as the business day convention, dividend determination dates and related provisions and definitions (“Adjustments”), in each case that are consistent with market practice for the use of such Alternative Rate.

Notwithstanding the foregoing, if Regions determines that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for three-month LIBOR, Regions may, in its sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate Alternative Rate and any Adjustments, and the decision of the IFA will be binding on Regions, the calculation agent and the holders of Preferred Stock. If a LIBOR Event has occurred, but for any reason an Alternative Rate has not been determined or there is no such market practice for the use of such Alternative Rate (and, in each case, an IFA has not determined an appropriate Alternative Rate and Adjustments or an IFA has not been appointed), three-month LIBOR determined as of a dividend determination date will be the same as the rate determined for the immediately preceding dividend determination date; provided, however, that if this sentence is applicable with respect to the first dividend determination date related to the floating rate period, the dividend rate, business day convention and manner of calculating dividends applicable during the fixed rate period will remain in effect during the floating rate period.

Regions will have discretion to determine if three-month LIBOR has been discontinued or is no longer an acceptable benchmark, to direct the calculation agent to use the appropriate Alternative Rate and to make related Adjustments consistent with market practice and, in certain circumstances, to appoint an IFA to determine an appropriate Alternative Rate and any Adjustments. The interests of Regions in making the foregoing determinations or adjustments may be adverse to the interests of holders of the depositary shares representing interests in the Preferred Stock, and any of the foregoing determinations, adjustments or actions by the calculation agent or the IFA, or the continuation of the fixed dividend rate in certain circumstances, could result in adverse consequences to the applicable dividend rate on Preferred Stock, which could have adverse effects on the returns on, value of and market for Preferred Stock or the depositary shares.

General market conditions and unpredictable factors could adversely affect market prices for the depositary shares.

Future trading prices of the depositary shares will depend on many factors, including:

•	whether we declare or fail to declare dividends on the Preferred Stock from time to time;

•	Regions’ operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit-rating agencies, including the ratings given to the Preferred Stock or depositary shares;

•	prevailing interest rates;

•	economic, financial, geopolitical, regulatory or judicial events affecting Regions or the financial markets generally; and

•	the market for similar securities.

Accordingly, the depositary shares may trade at a discount to the price per share paid for such shares even if a secondary market for the depositary shares develops.

Holders of depositary shares may be unable to use the dividends-received deduction.

Distributions paid to corporate United States holders (as defined in “United States Federal Income Tax Consequences”) of our depositary shares may be eligible for the dividends-received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on our Preferred Stock to qualify as dividends for U.S. federal income tax purposes. See “United States Federal Income Tax Consequences.” If any distributions on our Preferred Stock with respect to any fiscal year fail to qualify as dividends for U.S. federal income tax purposes, corporate United States holders of our depositary shares would be unable to use the dividends-received deduction. If that were to occur, the market value of our depositary shares may decline.

USE OF PROCEEDS

We expect to receive net proceeds from this offering after deducting underwriting discounts and commissions and estimated offering expenses payable by us of approximately $       (or approximately $       if the underwriters exercise in full their option to purchase additional depositary shares). We expect to use the net proceeds from the sale of the depositary shares for general corporate purposes, which may include repurchases of shares of our outstanding common stock from time to time.

CAPITALIZATION

The following table sets forth the consolidated capitalization of Regions as of December 31, 2018 (1) on an actual basis and (2) as adjusted to give effect to the issuance and sale of the depositary shares offered by this prospectus supplement assuming that the underwriters’ option to purchase additional depositary shares is not exercised. The information presented here is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	December 31, 2018
	Actual	As Adjusted for this Offering
	(Dollars in millions)
Short-term debt:
Federal Home Loan Bank Advances	$1,600		$1,600
Long-term debt:(1)
Regions Financial Corporation
Senior Notes:
3.800% Senior Notes due August 2023	$497		$497
2.75% Senior Notes due August 2022	996		996
3.20% Senior Notes due February 2021	1,101		1,101
Subordinated Notes:
7.375% Subordinated Notes due December 2037	298		298
6.75% Subordinated Debentures due November 2025	157		157
7.75% Subordinated Notes due September 2024	100		100
Valuation adjustments on hedged long-term debt	(47)		(47)
Banking Subsidiary
Senior Notes:
2.75% Senior Notes due April 2021	548		548
3 month LIBOR plus 0.38% of floating rate Senior Notes due April 2021	349		349
3.374% senior notes converting to 3 month LIBOR plus 0.50%, callable August 2020, due August 2021	499		499
3 month LIBOR plus 0.50% of floating rate senior notes, callable August 2020, due August 2021	499		499
Subordinated Notes:
6.45% Subordinated Notes due June 2037	495		495
Federal Home Loan Bank Advances	6,902		6,902
Other long-term debt	33		33
Valuation adjustments on hedged long-term debt	(3)		(3)

Total long-term debt	$12,424		$12,424

Stockholder’s equity:
Preferred stock, Series A and Series B	$820		$820
Preferred stock, Series C	—
Common Stock	11		11
Additional paid-in capital	13,766		13,766
Retained earnings (deficit)	2,828		2,828
Treasury stock, at cost	(1,371)		(1,371)
Accumulated other comprehensive loss, net	(964)		(964)

Total stockholder’s equity	$15,090	$

Total Capitalization	$27,514	$

CAPITAL COMPONENTS AND RATIOS

The following table sets forth our capital components and capital ratios as of December 31, 2018 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the issuance of the Preferred Stock assuming that the underwriters’ option to purchase additional depositary shares is not exercised and, therefore, no preferred stock is issued in respect thereof and the application of the net proceeds as described in “Use of Proceeds”.

	As of December 31, 2018
	Actual	As Adjusted for this Offering
	(dollars in millions)
Common equity tier 1 capital	$10,371	$10,371
Additional tier 1 capital	$11,190	$
Tier 2 capital	$1,866	$ 1,866
Total capital	$13,056	$
Common equity tier 1 capital ratio	9.90%	9.90%
Tier 1 capital ratio	10.68%		%
Total capital ratio	12.46%		%
Tier 1 leverage ratio	9.32%		%

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the material terms of our capital stock. The following summary of the terms and provisions of our capital stock does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our Amended and Restated Certificate of Incorporation, our Restated Bylaws, the Delaware General Corporation Law (the “DGCL”) and federal law governing bank holding companies and their subsidiaries.

Common Stock

Our authorized capital stock includes 3,000,000,000 shares of common stock, par value $0.01 per share. As of December 31, 2018, we had issued 1,068,858,925 shares of our common stock (including 41,032,676 shares held in treasury). As of December 31, 2018, 42,561,810 shares of common stock were reserved for issuance under stock compensation plans and 71,109,000 shares were reserved for issuance under deferred compensation plans. All outstanding shares of our capital stock are fully paid and non-assessable.

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors (or a duly authorized committee of our board of directors) out of funds legally available for their payment. The holders of our common stock are entitled to share equally, share for share, in such dividends. The payment of dividends on our common stock is subject to the prior payment of dividends on our preferred stock.

In the event of our voluntary or involuntary liquidation, dissolution, or winding-up, the holders of our common stock are entitled to receive, on a share for share basis, any of our assets or funds available for distribution after we have paid in full all of our debts and distributions and the full liquidation preferences of our outstanding preferred stock.

Subject to the rights, if any, of the holders of any series of our preferred stock, holders of our common stock have exclusive voting rights and are entitled to one vote for each share of common stock on all matters voted upon by the stockholders, including election of directors. Holders of our common stock do not have the right to cumulate their voting power.

Holders of our common stock are not entitled to preemptive or preferential rights. Our common stock has no redemption or sinking fund provisions applicable thereto. Our common stock does not have any conversion rights.

Our common stock is traded on the NYSE under the symbol “RF.” The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

Our authorized capital stock also includes 10,000,000 authorized shares of preferred stock, par value $1.00 per share. As of the date of this prospectus supplement, 1,000,000 shares of our preferred stock were issued and outstanding, 500,000 of which are designated as shares of our Series A Preferred Stock and 500,000 of which are designated as shares of our Series B Preferred Stock. Our Amended and Restated Certificate of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock without first seeking approval from the holders of our capital stock, including the designations, powers, preferences and rights (including conversion, voting and other rights) and the qualifications, limitations or restrictions, of any series of preferred stock.

Series A Preferred Stock.    The terms of our 6.375% Non-Cumulative Perpetual Preferred Stock, Series A, and the associated depositary shares representing a 1/40th ownership interest in a share of our Series A Preferred Stock, are generally similar to those of the Preferred Stock and the depositary shares offered by this prospectus supplement, except that, among other differences, (i) dividends on our Series A Preferred Stock are paid when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), at a fixed rate equal to 6.375% per annum, payable quarterly in arrears, for so long as our Series A Preferred Stock remains outstanding, and (ii) in addition to redemptions in connection with a regulatory capital treatment event with respect to the Series A Preferred Stock, shares of our Series A Preferred Stock are redeemable, subject to regulatory approval, in whole or in part, from time to time on any dividend payment date for the Series A Preferred Stock occurring on or after December 15, 2017. The depositary shares associated with our Series A Preferred Stock are traded on the NYSE under the symbol “RFPrA”. The transfer agent, registrar and depositary of our Series A Preferred Stock is Computershare Trust Company, N.A.

Series B Preferred Stock.    The terms of our 6.375% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, and the associated depositary shares representing a 1/40th ownership interest in a share of our Series B Preferred Stock, are generally similar to those of the Preferred Stock and the depositary shares offered by this prospectus supplement, except that, among other differences, (i) dividends on our Series B Preferred Stock are paid when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), from the date of issuance to, but excluding, September 15, 2024, at a fixed rate equal to 6.375% per annum, payable quarterly in arrears, and then for so long as our Series B Preferred Stock remains outstanding, at a floating rate per annum equal to three-month LIBOR on the related dividend determinate date plus 3.536% and (ii) in addition to redemptions in connection with a regulatory capital treatment event with respect to the Series B Preferred Stock, shares of our Series B Preferred Stock are redeemable, subject to regulatory approval, in whole or in part, from time to time on any dividend payment date for the Series B Preferred Stock occurring on or after September 15, 2024. The depositary shares associated with our Series B Preferred Stock are traded on the NYSE under the symbol “RFPrB”. The transfer agent, registrar and depositary of our Series B Preferred Stock is Computershare Trust Company, N.A.

Certain Provisions That May Have an Anti-Takeover Effect

Our Amended and Restated Certificate of Incorporation and Restated Bylaws, and certain portions of federal law and the DGCL, contain certain provisions that may have an anti-takeover effect.

Business Combination.    In addition to any other vote required by law, our Amended and Restated Certificate of Incorporation or any agreement between us and any national securities exchange, the affirmative vote of the holders of at least 75% of the outstanding shares of our common stock entitled to vote in an election of the directors is required for any merger or consolidation with or into any other corporation, or any sale or lease of all or a substantial part of our assets to any other corporation, person or other entity, in each case if, on the record date for the vote thereon, such corporation, person or entity is the beneficial owner, directly or indirectly, of 5% or more of our outstanding shares entitled to vote in an election of directors. This supermajority vote of the holders of our outstanding shares does not apply where:

•

our directors have approved a memorandum of understanding or other written agreement providing for the transaction prior to the time that such corporation, entity or person became a beneficial owner of more than 5% of our outstanding shares entitled to vote in an election of directors, or after such acquisition of 5% of our outstanding shares, if at least 75% of the directors approve the transaction prior to its consummation; or

•	our merger or consolidation with, or any sale or lease by us or any of our subsidiaries of any assets of, or any sale or lease by us or any of our subsidiaries of any assets to, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in election of directors is owned of record or beneficially by us or any of our subsidiaries.

Delaware Anti-Takeover Laws.    We are subject to Section 203 of the DGCL, which prohibits us from engaging in any “business combination” with an “interested stockholder” for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless:

•	prior to such date, our board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock (with certain exclusions); or

•

the business combination is approved by our board of directors and authorized by a vote (and not by written consent) of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.

For purposes of Section 203, an “interested stockholder” is defined as an entity or person beneficially owning 15% or more of our outstanding voting stock, based on voting power, and any entity or person affiliated with or controlling or controlled by such an entity or person. A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders. Such provisions may also have the effect of deterring hostile takeovers or delaying changes in control of management or us.

Blank Check Preferred Stock.    Our authorized capital stock includes 10,000,000 authorized shares of preferred stock of which 1,000,000 shares have been issued as of the date of this prospectus supplement. The existence of authorized but unissued preferred stock may enable our board of directors to delay, defer or prevent a change in control of us by means of a merger, tender offer, proxy contest or otherwise. In this regard, our Amended and Restated Certificate of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of preferred stock with a liquidation preference could decrease the amount of earnings and assets available for distribution to holders of our common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control. Our board of directors currently does not intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law or any listing requirement adopted by a securities exchange on which our common stock is listed.

Special Meeting of Stockholders.    Only our Chairman of the Board, Chief Executive Officer, President, Secretary or directors by resolution, may call a special meeting of our stockholders.

Action of Stockholders Without a Meeting.    Any action of our stockholders may be taken at a meeting only and may not be taken by written consent.

Amendment of Certificate of Incorporation.    For us to amend our Amended and Restated Certificate of Incorporation, Delaware law requires that our board of directors adopt a resolution setting forth any amendment, declare the advisability of the amendment and call a stockholders’ meeting to adopt the amendment. Generally, amendments to our Amended and Restated Certificate of Incorporation require the affirmative vote of a majority of our outstanding stock. As described below, however, certain amendments to our Amended and Restated Certificate of Incorporation may require a supermajority vote.

The vote of the holders of not less than 75% of outstanding shares of our common stock entitled to vote in an election of directors, considered as a single class, is required to adopt any amendment to our Amended and Restated Certificate of Incorporation that relates to the provisions of our Amended and Restated Certificate of Incorporation that govern the following matters:

•	the size of our board of directors and their terms of service;

•	the provisions regarding business combinations discussed in “—Certain Provisions That May Have an Anti-Takeover Effect—Business Combination”;

•	the ability of our stockholders to act by written consent;

•	the provisions indemnifying our officers, directors, employees and agents; and

•	the provisions setting forth the supermajority vote requirements for amending our Amended and Restated Certificate of Incorporation.

The provisions described above may discourage attempts by others to acquire control of us without negotiation with our board of directors. This enhances our board of directors’ ability to attempt to promote the interests of all of our stockholders. However, to the extent that these provisions make us a less attractive takeover candidate, they may not always be in our best interests or in the best interests of our stockholders. None of these provisions is the result of any specific effort by a third party to accumulate our securities or to obtain control of us by means of merger, tender offer, solicitation in opposition to management or otherwise.

Banking Law.    The ability of a third party to acquire us is also limited under applicable U.S. banking laws and regulations. The Bank Holding Company Act of 1956, as amended (the “BHC Act”), requires any bank holding company (as defined therein) to obtain the approval of the Federal Reserve prior to acquiring, directly or indirectly, more than 5% of our outstanding common stock or any other class of our voting securities. Any “company” (as defined in the BHC Act) other than a bank holding company would be required to obtain Federal Reserve approval before acquiring “control” of us. “Control” generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to elect a majority of the directors or (iii) the ability otherwise to exercise a controlling influence over management and policies. A holder of 25% or more of our outstanding common stock (or any other class of our voting securities), other than an individual, is subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of our outstanding common stock (or any other class of our voting securities). In addition, Alabama law requires the Superintendent of the Alabama State Banking Department to approve of any merger, consolidation, transfer of assets and liabilities, or change of direct or indirect control of bank chartered by the state of Alabama.

DESCRIPTION OF THE SERIES C PREFERRED STOCK

The following is a brief description of the material terms of the Preferred Stock. The following summary of the terms and provisions of the Preferred Stock does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of our Amended and Restated Certificate of Incorporation (including the Certificate of Designations creating the Preferred Stock), our Restated Bylaws, the DGCL and federal law governing bank holding companies and their subsidiaries.

General

The         % Fixed-to-Floating Rate Non-Cumulative, Perpetual Preferred Stock, Series C is a single series of our authorized preferred stock. We are offering            depositary shares, representing             shares of the Preferred Stock in the aggregate, by this prospectus supplement and the accompanying prospectus. Shares of the Preferred Stock, upon issuance against full payment of the purchase price for the depositary shares, will be fully paid and nonassessable. In addition, we have granted the underwriters an option to purchase up to additional depositary shares, representing shared of the Preferred Stock, in the aggregate, as described under “Underwriting.” The depositary will be the sole holder of shares of the Preferred Stock. The holders of depositary shares will be required to exercise their proportional rights in the Preferred Stock through the depositary, as described in “Description of Depositary Shares.”

With respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up of our business and affairs, the Preferred Stock will rank (i) senior to our common stock and each other series of preferred stock we may issue (unless expressly provided otherwise in the Certificate of Designations creating such preferred stock), (ii) pari passu with the Series A Preferred Stock, Series B Preferred Stock and each other series of our preferred stock which expressly provides in the Certificate of Designations creating such preferred stock that it will rank pari passu with the Preferred Stock and (iii) junior to all existing and future indebtedness and other non-equity claims on us and to each other series of our preferred stock which expressly provides in the Certificate of Designations creating such preferred stock that it will rank senior to the Preferred Stock. As of the date of this prospectus supplement, our Series A Preferred Stock and Series B Preferred Stock are our only series of preferred stock outstanding.

The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our capital stock or other securities. The Preferred Stock is perpetual and has no maturity date.

We reserve the right to re-open this series and issue additional shares of the Preferred Stock either through public or private sales at any time and from time to time, without notice to or consent of holders of the Preferred Stock; provided, that any such additional shares of Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares of Preferred Stock are otherwise treated as fungible with the Preferred Stock offered hereby for U.S. federal income tax purposes. In the event we issue additional shares of Preferred Stock, we expect to cause a corresponding number of additional depositary shares to be issued. The additional shares of Preferred Stock would form a single series with the Preferred Stock offered by this prospectus supplement. In addition, we may from time to time, without notice to or consent of holders of the Preferred Stock, issue additional shares of preferred stock that rank equally with or junior to the Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and distributions upon our liquidation, dissolution or winding-up.

Dividends

Holders of Preferred Stock will be entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), out of assets legally available for the payment of dividends under the DGCL, non-cumulative cash dividends on the $1,000 per share liquidation amount of the Preferred Stock (equivalent to $25 per depositary share) at a rate, per annum, equal to (i) for each dividend period (or portion thereof) beginning prior to August 15, 2029 (such period, the “fixed rate period”),         %, and (ii) for each dividend period (or portion thereof) beginning on or after August 15, 2029 (such period, the “floating rate period”), three-month LIBOR plus         %.

If declared by our board of directors (or a duly authorized committee of our board of directors), we will pay dividends on the Preferred Stock quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2019, each such date referred to as a dividend payment date. If any dividend payment date on or before August 15, 2029 falls on a day other than a business day, then any dividend declared and otherwise payable on that dividend payment date will be paid on the next business day without any adjustment to the amount of dividends paid. If any dividend payment date after August 15, 2029 falls on a day other than a business day, then such dividend payment date will instead be, and dividends will continue to accrue through, the next succeeding business day, unless such business day falls in the next calendar month, in which case the dividend payment date will be, and dividends will accrue only through the immediately preceding business day. A business day means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to close.

A dividend period for the Preferred Stock is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period of the Preferred Stock issued as part of this offering will commence on and include the date we first issue shares of Preferred Stock. Dividends payable on the Preferred Stock for any dividend period beginning prior to August 15, 2029 will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and dividends payable on the Preferred Stock for any dividend period beginning on or after August 15, 2029 will be calculated by the calculation agent (as defined below) on the basis of a 360-day year and the actual number of days elapsed in the applicable dividend period. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Preferred Stock. The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period, will be maintained on file at our principal offices, will be made available to any stockholder upon request and will be final and binding in the absence of manifest error.

Dividends on the Preferred Stock will not be cumulative and will not be mandatory. If our board of directors (or a duly authorized committee of our board of directors) does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, no dividend shall be payable on the applicable dividend payment date, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors (or a duly authorized committee of our board of directors) declares a dividend for any future dividend period with respect to the Preferred Stock or at any future time with respect to any other class or series of our capital stock.

Dividends will be payable to holders of record of Preferred Stock as they appear on our stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, no more than 60 calendar days nor less than ten calendar days before the applicable dividend payment date, as shall be fixed by our board of directors (or a duly authorized committee of our board of directors) (the “dividend record date”). A dividend record date established for the Preferred Stock need not be a business day. The corresponding record dates for the depositary shares will be the same as the record dates for the Preferred Stock.

As used in this prospectus supplement:

•	“Three-month LIBOR” means, with respect to any dividend period beginning on or after August 15, 2029 the rate determined by the calculation agent as follows:

(i)

The rate for deposits in U.S. dollars having an index maturity of three months as such rate is displayed on Reuters Screen LIBOR01 (or any other page as may replace such page on such service or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars) (“Reuters LIBOR01”) as of 11:00 a.m., London time, on such dividend determination date. If no such rate so appears, three-month LIBOR on such dividend determination date will be determined in accordance with provision described in clause (ii) or (iii) below.

(ii)

With respect to a dividend determination date on which no rate is displayed on Reuters LIBOR01 as specified in clause (i) above, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters for the offering of the Preferred Stock) in the London interbank market, as selected by Regions, and identified to the calculation agent, to provide the calculation agent with its offered quotation for deposits in U.S. dollars having an index maturity of three months, commencing on the first day of the related dividend period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such dividend determination date and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time. If at least two such quotations are so provided, then three-month LIBOR on such dividend determination date will be the arithmetic mean calculated by the calculation agent of such quotations. If fewer than two such quotations are so provided, then three-month LIBOR on such dividend determination date will be the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 a.m., in New York City, on such dividend determination date by three major banks (which may include affiliates of the underwriters for the offering of the Preferred Stock) in New York City selected by Regions, and identified to the calculation agent, for loans in U.S. dollars to leading European banks, having an index maturity of three months and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected by Regions are not quoting as mentioned in this sentence, but a LIBOR Event (as defined below) has not occurred, three-month LIBOR determined as of a dividend determination date shall be three-month LIBOR in effect on such dividend determination date, or, in the case of the dividend period beginning August 15, 2029, the most recent three-month LIBOR that can be determined.

(iii)

Notwithstanding clauses (i) and (ii) above, if a LIBOR Event has occurred, the calculation agent will use, as directed by Regions, the Alternative Rate. As part of such substitution, the calculation agent will, as directed by Regions, make any Adjustments, in each case that are consistent with market practice for the use of such Alternative Rate. Notwithstanding the foregoing, if Regions determines that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for three-month LIBOR, Regions may, in its sole discretion, appoint an IFA to determine an appropriate Alternative Rate and any

Adjustments, and the decision of the IFA will be binding on Regions, the calculation agent and the holders of Preferred Stock. If a LIBOR Event has occurred, but for any reason an Alternative Rate has not been determined or there is no such market practice for the use of such Alternative Rate (and, in each case, an IFA has not determined an appropriate Alternative Rate and Adjustments or an IFA has not been appointed), three-month LIBOR determined as of a dividend determination date will be the same as the rate determined for the immediately preceding dividend determination date, however, that if this sentence is applicable with respect to the dividend determination date related to the dividend period beginning August 15, 2029, the dividend rate, business day convention and manner of calculating dividends applicable during the fixed rate period will remain in effect during the floating rate period.

The establishment of three-month LIBOR for each dividend period in the floating rate period by the calculation agent (including, for the avoidance of doubt, at the direction of Regions in the case of clause (iii)) or IFA, as applicable, shall (in the absence of manifest error) be final and binding. For the avoidance of doubt, any adjustments made pursuant to clause (iii) of the definition of three-month LIBOR shall not be subject to the vote or consent of the holders of the Preferred Stock.

•

“Dividend determination date” means, with respect to any dividend period beginning on or after August 15, 2029, the second London banking day immediately preceding the first day of such dividend period.

•	“London banking day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.

•

“Calculation agent” means, at any time, the person or entity appointed by us and serving as such agent at such time, which may be a person or entity affiliated with us. We may terminate any such appointment and may appoint a successor agent at any time and from time to time. We will use our best efforts, however, to ensure that there is, at all relevant times when Preferred Stock is outstanding, a person or entity appointed and serving as the calculation agent.

•	“Representative amount” means, at any time, an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

Dividends on the Preferred Stock will cease to accrue on the redemption date, if any, as described below under “—Redemption.”

Priority Regarding Dividends

So long as any share of Preferred Stock remains outstanding, unless (i) the full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Preferred Stock and (ii) we are not in default on our obligation to redeem any shares of Preferred Stock that have been called for redemption:

•

no dividend shall be declared, paid or set aside for payment and no distribution shall be declared, made or set aside for payment on any junior stock (as defined below) (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

•	no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of junior stock for or into other junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in junior stock in the ordinary course of business, (viii) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and

•

no shares of dividend parity stock (as defined below), if any, shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, during a dividend period (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock and such dividend parity stock, (ii) as a result of a reclassification of dividend parity stock for or into other dividend parity stock, (iii) the exchange or conversion of dividend parity stock for or into other dividend parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of dividend parity stock, (v) purchases of shares of dividend parity stock pursuant to a contractually binding requirement to buy dividend parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of dividend parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in dividend parity stock in the ordinary course of business, (viii) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by us or any of our subsidiaries of record ownership in dividend parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us.

If dividends are not paid in full upon the shares of Preferred Stock and any dividend parity stock, all dividends paid or declared for payment on a dividend payment date with respect to the Preferred Stock and the dividend parity stock will be shared based on the ratio between the then-current dividends due on shares of Preferred Stock and (i) in the case of any series of non-cumulative dividend parity stock, the aggregate of the current and unpaid dividends due on such series of preferred stock and (ii) in the case of any series of cumulative dividend parity stock, the aggregate of the current and accumulated and unpaid dividends due on such series of preferred stock. To the extent a dividend period with respect to the Preferred Stock or any series of dividend parity stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), then, for purposes of this paragraph, our board (or a duly authorized committee thereof) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any dividend parity stock and dividend period(s) with respect to the Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such dividend parity stock and the Preferred Stock.

Subject to the foregoing, such dividends (payable in cash, securities or otherwise) as may be determined by our board of directors (or a duly authorized committee of our board of directors) may be declared and paid on any class or series of junior stock or any dividend parity stock from time to time out of assets legally available for such payment, and the Preferred Stock will not be entitled to participate in any such dividend. Holders of the Preferred Stock will not be entitled to receive any dividends not declared by our board of directors (or a duly authorized committee of our board of directors) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of our capital stock now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Preferred Stock as to (i) payment of dividends and (ii) distributions upon our liquidation, dissolution or winding-up.

As used in this prospectus supplement, “dividend parity stock” means the Series A Preferred Stock, Series B Preferred Stock and any other class or series of our capital stock now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Preferred Stock as to the payment of dividends (regardless whether such capital stock bears dividends on a non-cumulative or cumulative basis). As of the date of this prospectus supplement, the only dividend parity stock is our Series A Preferred Stock, of which 500,000 shares are currently outstanding, and Series B Preferred Stock, of which 500,000 shares are currently outstanding.

Restrictions on the Payment of Dividends

The payment of dividends on the Preferred Stock is subject to the priority provisions and other restrictions described above in “—Dividends.” Our ability to pay dividends on the Preferred Stock is also dependent on our ability to receive dividends from our subsidiaries. See “Risk Factors—We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.”

Further, dividends on the Preferred Stock will not be declared, paid or set aside for payment if we fail to comply, or if and to the extent such act would cause us to fail to comply, with applicable laws and regulations, including any capital adequacy guidelines or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency (as defined in Section 3(q) of the Federal Deposit Insurance Act)). The Certificate of Designations creating the Preferred Stock explicitly provides that dividends on the Preferred Stock may not be declared or set aside for payment if and to the extent such dividends would cause us to fail to comply with the applicable capital adequacy guidelines.

Redemption

Mandatory Redemption

The Preferred Stock is perpetual and has no maturity date. The Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.

Neither the holders of Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Preferred Stock.

Optional Redemption

We may redeem the Preferred Stock at our option, through a resolution duly adopted by our board of directors (or a duly authorized committee of our board of directors), in whole or in part, from time to time, on any dividend payment date on or after May 15, 2029, at a price equal to $1,000 per share (equivalent to $25 per depositary share), plus (except as otherwise provided) the per share amount of any declared and unpaid dividends on the Preferred Stock prior to the date fixed for redemption (the “redemption date”) (but with no amount in respect of any dividends that have not been declared prior to the redemption date).

Redemption Following a Regulatory Capital Treatment Event

We may redeem shares of the Preferred Stock at our option, through a resolution duly adopted by our board of directors (or a duly authorized committee of our board of directors), at any time following a regulatory capital treatment event, in whole but not in part, at a price equal to $1,000 per share (equivalent to $25 per depositary share), plus (except as otherwise provided) the per share amount of any declared and unpaid dividends on the Preferred Stock prior to the redemption date (but with no amount in respect of any dividends that have not been declared prior to the redemption date).

A “regulatory capital treatment event” means our good faith determination that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or policies with respect thereto (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective (or will become effective) after the initial issuance of any share of Preferred Stock, (ii) any proposed change in those laws or regulations or policies with respect thereto that is announced or becomes effective (or will become effective) after the initial issuance of any share of Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of the shares of Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations promulgated by the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Preferred Stock is outstanding.

Redemption Procedures and Limitations

If any shares of Preferred Stock are redeemed, the redemption price payable to the holder of any shares of Preferred Stock called for redemption will be payable on the applicable redemption date against the surrender to us or our agent of any certificate(s) evidencing the shares called for redemption. Any declared but unpaid dividends payable on a redemption date that occurs after the dividend record date for any dividend period shall not be paid to the holder of Preferred Stock entitled to receive the redemption price, but will instead be paid to the holder of record of the redeemed shares on the dividend record date relating to the applicable dividend payment date.

If any shares of Preferred Stock are to be redeemed, a notice of redemption shall be given by first class mail to the holders of record of the Preferred Stock to be redeemed at their respective last addresses appearing on the books of the Corporation (provided that, if the Preferred Stock is held in book-entry form through the Depository Trust Company (“DTC”), we may give such notice in any manner permitted by DTC). Any notice of redemption shall be mailed at least 30 days and no more than 60 days before the redemption date, and each notice of redemption will include a statement setting forth:

•	the redemption date (which must be a business day);

•

the number of shares of the Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Preferred Stock to be redeemed from the holder;

•	the redemption price; and

•	the place or places where the certificate(s) evidencing shares of Preferred Stock are to be surrendered for payment of the redemption price.

Any notice of redemption mailed or otherwise delivered as described above shall be conclusively presumed to have been duly given, whether or not any holder of the Preferred Stock receives such notice. Failure to duly give notice of redemption, or any defect in such notice, to any holder of shares of Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Preferred Stock.

In case of any redemption of only part of the shares of the Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot.

If notice of redemption has been duly given and, if on or before the redemption date specified in such notice, we have set aside all funds necessary for the redemption, separate and apart from our other assets, in trust for the pro rata benefit of the holders of the shares of Preferred Stock called for redemption, so as to be and continue to be available therefor, or deposited with a bank or trust company selected by our board of directors (or any duly authorized committee of our board of directors) (the “redemption depository”) in trust for the pro rata benefit of the holders of the shares of Preferred Stock called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares of Preferred Stock called for redemption shall cease to be outstanding, all dividends with respect to such shares of Preferred Stock shall cease to accrue after the redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the redemption depository at any time after the redemption date from the funds so deposited, without interest. We shall be entitled to receive, from time to time, from the redemption depository any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to us, and in the event of such repayment, the holders of record of the shares of Preferred Stock called for redemption shall be deemed to be our unsecured creditors for payment of an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to us, but shall in no event be entitled to any interest.

Under the Federal Reserve’s capital rules currently applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval by the Federal Reserve. See “Risk Factors—Our right to redeem the Preferred Stock is subject to certain limitations, including any required prior approval of the Federal Reserve and any future replacement capital covenants.” The Certificate of Designations creating the Preferred Stock explicitly provides that any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Preferred Stock.

In addition, prior to redeeming the Preferred Stock, or immediately thereafter, we must either: replace the Preferred Stock with an equal amount of instruments that qualify as common equity tier 1 capital or additional tier 1 capital; or demonstrate to the satisfaction of the Federal Reserve that following redemption, Regions will continue to hold capital commensurate with its risk.

See “Description of Depositary Shares—Redemption of Depositary Shares” for information about redemption of the depositary shares relating to the Preferred Stock.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25 per depositary share), plus the per share amount of any declared and unpaid dividends prior to the date of payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution), after satisfaction of liabilities or obligations to creditors and subject to the rights of holders of any securities ranking senior to Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of our business and affairs, and before we make any distribution of assets to the holders of our common stock or any other class or series of our capital stock ranking junior to the Preferred Stock with respect to distributions upon our liquidation, dissolution or winding-up. After payment of the full amount of the liquidating distribution described above, the holders of the Preferred Stock shall not be entitled to any further participation in any distribution of our assets.

In any such distribution, if our assets or the proceeds thereof are not sufficient to pay the full liquidation preferences (as defined below) to all holders of the Preferred Stock and all holders of liquidation parity stock (as defined below), if any, as to such distribution with the Preferred Stock, the amounts paid to the holders of Preferred Stock and liquidation parity stock, if any, will be paid pro rata in accordance with the respective aggregate liquidation preferences of the Preferred Stock and such liquidation parity stock. As used in this prospectus supplement, “liquidation preference” means, with respect to any class or series of our capital stock, the amount otherwise payable upon such class or series of capital stock in connection with any distribution upon our liquidation, dissolution or winding-up (assuming no limitation on our assets available for such distribution), including an amount equal to any declared but unpaid dividends (and in the case of any holder of capital stock on which dividends cumulate, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

If the liquidation preference has been paid in full to all holders of Preferred Stock and liquidation parity stock, if any, the holders of liquidation junior stock (as defined below) shall be entitled to receive all our remaining assets or the proceeds thereof according to their respective rights and preferences.

Our merger or consolidation with any other entity, including a merger or consolidation in which the holders of Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of our assets (for cash, securities or other property), shall not constitute a liquidation, dissolution or winding-up of our business or affairs.

As used in this prospectus supplement, “liquidation parity stock” means the Series A Preferred Stock, Series B Preferred Stock and any other class or series of our capital stock now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Preferred Stock as to the payment of distributions upon our liquidation, dissolution or winding-up. As of the date of this prospectus supplement, the only liquidation parity stock is our Series A Preferred Stock, of which 500,000 shares are currently outstanding, and Series B Preferred Stock, of which 500,000 shares are currently outstanding.

As used in this prospectus supplement, “liquidation junior stock” means any other class or series of our capital stock now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Preferred Stock as to distributions upon our liquidation, dissolution or winding-up.

Voting Rights

General

Except as provided below, the holders of the Preferred Stock will have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of our capital stock, and will not be entitled to participate in meetings of holders of our common stock or to call a meeting of the holders of any one or more classes or series of our capital stock for any purpose. Each holder of Preferred Stock will have one vote per share (except as otherwise indicated below) on any matter on which holders of Preferred Stock are entitled to vote, including when acting by written consent.

All voting rights conferred on the Preferred Stock shall not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding shares of Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds for the redemption have been set aside.

Right to Elect Two Directors upon Nonpayment

If and when dividends on the Preferred Stock have not been declared and paid in full for at least six quarterly dividend periods (whether or not consecutive) (a “non-payment event”), the authorized number of directors then constituting our board of directors will automatically be increased by two. Holders of the Preferred Stock, together with the holders of all other affected classes and series of voting parity stock (as defined below), voting as a single class, will be entitled to elect the two additional members of our board of directors (the “preferred stock directors”) at any annual or special meeting of stockholders at which directors are to be elected or any special meeting of the holders of the Preferred Stock and any voting parity stock for which dividends have not been paid, called as provided below.

At any time after this voting power has vested as described above, our Secretary may, and upon the written request of holders of record of at least 20% of the aggregate number of outstanding shares of the Preferred Stock and voting parity stock which then have the right to exercise voting rights similar to those described above (addressed to the Secretary at our principal office) must, call a special meeting of the holders of the Preferred Stock and voting parity stock for the election of the preferred stock directors. Notice for a special meeting will be given in a similar manner to that provided in our Restated Bylaws for a special meeting of the stockholders, which we will provide upon request, or as required by law. If our Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of shares of the Preferred Stock may (at our expense) call such meeting, upon notice as provided in this section, and for that purpose will have access to our stock books. The preferred stock directors elected at any such special meeting will hold office until the next annual meeting of our stockholders unless they have been previously terminated as described below. In case any vacancy occurs among the preferred stock directors, a successor will be elected by our board of directors to serve until the next annual meeting of the stockholders upon the nomination of the then remaining preferred stock directors or if none remains in office, by the vote of the holders of record of a majority of the outstanding shares of the Preferred Stock and all voting parity stock for which dividends have not been paid, voting as a single class. Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Preferred Stock and all voting parity stock, when they have the voting rights described above (voting together as a single class). The preferred stock directors shall each be entitled to one vote per director on any matter.

Whenever full dividends have been paid on the Preferred Stock for consecutive dividend periods equivalent to at least one year after a non-payment event, then the right of the holders of the Preferred

Stock to elect the preferred stock directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any non-payment event in respect of future dividend periods). When the rights of the Preferred Stock and any voting parity stock to elect preferred stock directors have all ceased, the terms of office of all preferred stock directors will immediately terminate and the number of directors constituting our board of directors will be reduced accordingly.

As used in this prospectus supplement, “voting parity stock” means any and all series of dividend parity stock having voting rights to elect directors upon the non-payment of dividends equivalent to those described above, which includes our Series A Preferred Stock and Series B Preferred Stock. As of the date of this prospectus supplement, the only voting parity stock is our Series A Preferred Stock, of which 500,000 shares are currently outstanding, and Series B Preferred Stock, of which 500,000 shares are currently outstanding.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or such lower amount of the series as may be deemed (when considered together with any other indicia of control) to constitute a “controlling influence” over us, will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.

Other Voting Rights

So long as any shares of Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or our Amended and Restated Certificate of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Preferred Stock entitled to vote thereon, voting separately as a single class, shall be required to:

•

authorize or increase the authorized amount of, or issue shares of, any class or series of our capital stock ranking senior to the Preferred Stock with respect to payment of dividends or as to distributions upon our liquidation, dissolution or winding-up, or issue any obligation or security convertible into or evidencing the right to purchase any such class or series of our capital stock;

•

amend the provisions of our Amended and Restated Certificate of Incorporation, including the Certificate of Designations creating the Preferred Stock, so as to adversely affect the special powers, preferences, privileges or rights of the Preferred Stock, taken as a whole; or

•

consummate a binding share-exchange or reclassification involving the Preferred Stock, or a merger or consolidation of us with or into another entity unless the shares of the Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than the Preferred Stock.

When determining the application of the supermajority voting rights described in this section, the authorization, creation and issuance, or an increase in the authorized or issued amount of, junior stock or any series of preferred stock, or any securities convertible into or exchangeable or exercisable for junior stock or any series of preferred stock, that by its terms expressly provides that it ranks pari passu with the Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon our liquidation, dissolution or winding-up shall not be deemed to adversely affect the powers, preferences, privileges or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Preferred Stock.

Voting Rights under Delaware Law

Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to our Amended and Restated Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any such proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in our Amended and Restated Certificate of Incorporation or the Certificate of Designations creating the Preferred Stock.

Changes for Clarification

We may, without the consent of the holders of Preferred Stock, amend, alter, supplement or repeal any terms of the Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, (i) to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations creating the Preferred Stock that may be defective or inconsistent or (ii) to make any provision with respect to matters or questions arising with respect to the Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations creating the Preferred Stock.

Registrar and Transfer Agent

Computershare Trust Company, N.A will be the registrar and transfer agent for the Preferred Stock.

Depositary

Computershare Inc. and its wholly-owned subsidiary Computershare Trust Company, N.A., will jointly act as depositary for the Preferred Stock. We may, in our sole discretion, remove the depositary in accordance with the agreement between us and the depositary; provided that we will appoint a successor depositary who will accept such appointment prior to the effectiveness of its removal.

Calculation Agent

We will appoint a calculation agent for the Preferred Stock prior to the commencement of the floating rate period and will keep a record of such appointment at our principal executive offices, which will be available to any stockholder upon request. We may appoint ourselves or an affiliate of ours as calculation agent. We may terminate the appointment of the calculation agent and may appoint a successor agent at any time and from time to time, provided that we shall use our best efforts to ensure that there is, at all relevant times when the Preferred Stock is outstanding, a person or entity appointed and serving as such agent.

DESCRIPTION OF DEPOSITARY SHARES

The following is a brief description of the material terms of the depositary shares. The following summary of the terms and provision of the depositary shares does not purport to be complete in all respects, and is qualified in its entirety by reference to the pertinent sections of the Deposit Agreement (as defined below), the form of depositary receipts evidencing the depositary shares, our Amended and Restated Certificate of Incorporation, our Restated Bylaws, the DGCL and federal law governing bank holding companies and their subsidiaries.

General

We are issuing depositary shares representing proportional fractional interests in shares of the Preferred Stock. Each depositary share represents a 1/40th interest in a share of the Preferred Stock, and will be evidenced by a depositary receipt. We will deposit the underlying shares of the Preferred Stock with the depositary pursuant to a deposit agreement among us, Computershare Inc. and Computershare Trust Company, N.A., acting jointly as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares (the “Deposit Agreement”). Subject to the terms of the Deposit Agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books that we or the depositary maintain for this purpose. DTC is the only registered holder of the depositary receipts representing the depositary shares. References to “holders” of depositary shares do not include indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the section entitled “Book-Entry, Delivery and Form of Depositary Shares.”

Immediately following the issuance of the Preferred Stock, we will deposit the Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters.

Dividends and Other Distributions

Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Preferred Stock.

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of depositary shares relating to the underlying Preferred Stock in proportion to the number of depositary shares held by the holders. If we make a distribution other than in cash, the depositary will distribute any property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Preferred Stock held by the depositary. The redemption price per depositary share is expected to be equal to 1/40th of the redemption price per share payable with respect to the Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends (without accumulation of any undeclared dividends).

If we redeem shares of Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the depositary shares to be redeemed pro rata or by lot. The depositary will mail notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Preferred Stock and the related depositary shares.

Voting the Preferred Stock

Because each depositary share represents a 1/40th interest in a share of the Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Preferred Stock are entitled to a vote.

When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the amount of the Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Preferred Stock, it will not vote the amount of the Preferred Stock represented by such depositary shares.

Preemptive and Conversion Rights

The holders of the depositary shares do not have any preemptive or conversion rights.

Registrar and Transfer Agent

Computershare Trust Company, N.A will be the registrar and transfer agent for the depositary shares.

Form of Depositary Shares

The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry, Delivery and Form of Depositary Shares.”

Listing of Depositary Shares

Application will be made to list the depositary shares on the NYSE under the symbol “RFPrC.” However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on the NYSE to begin within the 30-day period after the original issuance date of the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares.

The Deposit Agreement

Amendment and Termination of the Deposit Agreement

We and the depositary may generally amend the form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement at any time without the consent of the holders of depositary shares. However, any amendment that materially and adversely alters the rights of the holders will not be effective unless such amendment has been approved by holders of depositary shares representing at least two-thirds of the depositary shares then outstanding.

The Deposit Agreement may be terminated by us or the depositary if:

•	all outstanding depositary shares have been redeemed;

•

there has been made a final distribution in respect of the Preferred Stock in connection with our liquidation, dissolution or winding-up, and such distribution has been distributed to the holders of depositary shares; or

•	there has been consent of holders of depositary shares representing not less than two-thirds of the depositary shares outstanding.

Fees, Charges and Expenses

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares offered by use of this prospectus supplement. We will also pay all charges of the depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the depositary shares, all withdrawals and any redemption or exchange of the Preferred Stock. All other transfer and other taxes and governmental charges are at the expense of holders of depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time by providing notice. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depository must, generally, be appointed within 60 days after delivery of the notice of resignation or removal and be a person with a principal office in the United States and having a combined capital and surplus (along with its affiliates) of at least $50 million. If a successor is not appointed within 60 days, the outgoing depositary may petition a court to do so.

Miscellaneous

The depositary will not be liable for any delays or failures in performance of its obligations under the Deposit Agreement resulting from acts beyond its reasonable control. The depositary will not be obligated to appear in, prosecute or defend any legal proceeding relating to any depositary shares or the Preferred Stock unless reasonably satisfactory indemnity is furnished.

BOOK-ENTRY, DELIVERY AND FORM OF DEPOSITARY SHARES

The shares of Preferred Stock will be issued in uncertificated form to the depositary. The depositary shares will be issued under the book-entry system of DTC in the form of one or more global depositary receipts. DTC will act as securities depositary for the global depositary receipts. This means that we will not issue actual depositary receipts to each holder of depositary shares, except in limited circumstances. Instead, the depositary shares will be in the form of a single global depositary receipt deposited with and held in the name of DTC, or its nominee. The depositary shares will be accepted for clearance by DTC. Beneficial interests in the depositary shares will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream.

Owners of beneficial interests in depositary shares will receive all payments relating to their shares in U.S. dollars. If we elect to issue certificates for the depositary shares held through DTC, we will replace the global depositary receipt with depositary receipts in certificated form registered in the names of the beneficial owners. Once depositary receipts in certificated form are issued, the underlying shares of the Preferred Stock may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges, and fees provided for in the deposit agreements. Subject to the deposit agreement, the holders of depositary receipts will receive the appropriate number of shares of Preferred Stock and any money or property represented by the depositary shares.

Only whole shares of the Preferred Stock may be withdrawn. If a holder holds an amount other than a whole multiple of 40 depositary shares, the depositary will deliver, along with the withdrawn shares of the Preferred Stock, a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn shares of the Preferred Stock will not be entitled to redeposit those shares or to receive depositary shares.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the depositary shares held through DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants, and it facilitates the settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s system is also available to others such as both U.S. and non-U.S. securities brokers and dealers (including agents), banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Purchases of depositary shares under the DTC system must be made by or through direct participants, which will receive a credit for the depositary shares on DTC’s records. The ownership interest of each beneficial owner of depositary shares will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of depositary shares other than DTC or its nominees will not be recognized by the registrar and transfer agent as registered holders of the depositary shares entitled to the rights of holders thereof. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all depositary shares deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of depositary shares with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the depositary shares; DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Any notices required to be delivered to you will be given by the depositary to DTC for communication to its participants. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If the depositary receipts are issued in certificated form, notices to you also will be given by mail to the addresses of the holders as they appear on the security register.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to depositary shares unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the depositary shares at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, or (i) if DTC ceases to be registered as a clearing agency under the Exchange Act, in the event that a successor securities depositary is not obtained within 90 days, or (ii) if we elect to issue certificates for the depositary shares as discussed above, we will print and deliver certificates for the depositary shares.

As long as DTC or its nominee is the registered owner of the global depositary receipts representing the depositary shares, DTC or its nominee, as the case may be, will be considered the sole owner and holder of all global depositary receipts and all depositary shares represented by those receipts for all purposes under the instruments governing the rights and obligations of holders of the depositary shares. Except in the limited circumstances referred to above, owners of beneficial interests in the depositary shares

•	will not be entitled to have such global depositary receipts or the depositary shares represented by those receipts registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in the global depositary receipts; and

•

will not be considered to be owners or holders of the global depositary receipts or the depositary shares represented by those receipts for any purpose under the instruments governing the rights and obligations of holders of the depositary shares.

We will make payments, including dividends, if any, on the Preferred Stock represented by global depositary receipts in respect of the depositary shares to the depositary. In turn, the depositary will deliver the dividends to DTC or its nominee, as the case may be, as the registered holder of the depositary shares in accordance with the arrangements then in place between the depositary and DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) are the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

As long as the depositary shares are represented by global depositary receipts, we will make all dividend payments in immediately available funds. In the event depositary receipts are issued in certificated form, dividends generally will be paid by check mailed to the holders of the depositary receipts on the applicable record date at the address appearing on the security register.

Ownership of beneficial interests in the depositary shares will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in the depositary shares will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, and other matters relating to beneficial interests in the depositary shares may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor any agent for us will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in the depositary shares, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the depositary shares among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of depositary shares to pledge the depositary shares to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the Depositary Shares.

DTC has advised us that it will take any action permitted to be taken by a registered holder of depositary shares only at the direction of one or more participants to whose accounts with DTC the depositary shares are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (the “U.S. Depositaries”), which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Distributions with respect to the depositary shares held beneficially through Clearstream or Euroclear will be credited to cash accounts of their participants in accordance with Clearstream’s or Euroclear’s rules and procedures, to the extent received by the applicable U.S. Depositary.

Cross-market transfers between DTC’s participating organizations, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the depositary shares in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear or Clearstream participant purchasing an interest in the depositary shares from a DTC participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in depositary shares by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of us, any of the underwriters or the depositary will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of owning the Preferred Stock and the depositary shares representing shares of such Preferred Stock. When we refer to Preferred Stock in this section, we mean both the Preferred Stock and the depositary shares representing shares of such Preferred Stock.

The summary is limited to taxpayers who will hold the Preferred Stock as capital assets for tax purposes and who acquire the Preferred Stock in the initial offering at the initial offering price. This discussion addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a thrift institution;

•	a regulated investment company;

•	a tax-exempt organization;

•	a person that purchases or sells the Preferred Stock as part of a wash-sale for tax purposes;

•	a person that owns the Preferred Stock as part of a straddle or a hedging or conversion transaction for tax purposes;

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	a United States expatriate.

This section is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.

If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds the Preferred Stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Preferred Stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Preferred Stock.

You are a United States holder if you are a beneficial owner of a share of the Preferred Stock and you are, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a domestic corporation (or an entity treated as a domestic corporation);

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

A non-United States holder is a beneficial owner of the Preferred Stock that is not a United States person and is not an entity or arrangement treated as a partnership for United States federal income tax purposes.

You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of the Preferred Stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

In general, and taking into account the earlier assumptions, beneficial owners of depositary shares representing shares of Preferred Stock will be treated as owners of the underlying Preferred Stock for United States federal income tax purposes.

United States Holders

This subsection summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Stock by a United States holder. If you are not a United States holder, this subsection does not apply to you and you should refer to “—Non-United States Holders” below.

Distributions on the Preferred Stock

Distributions with respect to our Preferred Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Preferred Stock and thereafter as capital gain from the sale or exchange of such Preferred Stock. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on our Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If you are a corporation, dividends received by you will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. If you are a noncorporate United States holder, dividends paid to you will qualify for the preferential tax rates applicable to “qualified dividend income” if you meet certain holding period and other applicable requirements.

Dividends that exceed certain thresholds in relation to your tax basis in the Preferred Stock could be characterized as an “extraordinary dividend” under the Internal Revenue Code. If you are a corporation, you have held the Preferred Stock for two years or less before the dividend announcement date and you receive an extraordinary dividend, you will generally be required to reduce your tax basis in your Preferred Stock with respect to which such dividend was made by the non-taxed portion of such dividend. If the amount of the reduction exceeds your tax basis in such stock, the excess is treated as gain from the sale or exchange of such Preferred Stock. If you are a noncorporate United States holder and you receive an extraordinary dividend, you will be required to treat any losses on the sale of our Preferred Stock as long-term capital losses to the extent of the extraordinary dividends you receive that qualify for the preferential tax rates applicable to “qualified dividend income.”

Capital Gains

If you are a United States holder and you sell or otherwise dispose of your Preferred Stock, you will generally recognize capital gain or loss for United States federal income tax purposes equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the Preferred Stock. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for greater than one year. The deductibility of capital losses is subject to limitations.

Redemption of the Preferred Stock

If we redeem your Preferred Stock, it generally will be a taxable event. You will be treated as if you sold your Preferred Stock if the redemption:

•	results in a complete termination of your stock interest in us;

•	is substantially disproportionate with respect to you; or

•	is not essentially equivalent to a dividend with respect to you.

In determining whether any of these tests has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as shares actually owned, must be taken into account.

If we redeem your Preferred Stock in a redemption that meets one of the tests described above, you generally will recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received by you less your tax basis in the Preferred Stock redeemed. This gain or loss will be long-term capital gain or capital loss if you have held the Preferred Stock for more than one year at the time of the redemption.

If a redemption does not meet any of the tests described above, you generally will be taxed on the cash and fair market value of the property you receive as a dividend to the extent paid out of our current and accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the Preferred Stock and thereafter would be treated as capital gain. If a redemption of the Preferred Stock is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the allocation of your basis between the redeemed and remaining Preferred Stock.

Non-United States Holders

Distributions on the Preferred Stock

If you are a Non-United States holder of our Preferred Stock, distributions made to you in respect of our Preferred Stock will generally be treated as a dividend to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits will generally be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of your tax basis in our Preferred Stock (and will reduce your basis in such Preferred Stock), and, to the extent such portion exceeds your tax basis in our Preferred Stock, the excess will be treated as gain from the taxable disposition of the Preferred Stock, the tax treatment of which is discussed below under “—Gain on disposition of the Preferred Stock”.

Except as described below, if you are a non-United States holder of Preferred Stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, withholding will generally be required at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to the applicable withholding agent:

•

a valid Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a United States person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with United States Treasury Department regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by an applicable tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, the withholding tax described above with respect to the dividends generally is not required, provided that you have furnished to the applicable withholding agent a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

•	you are a non-United States person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate Non-United States holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of the Preferred Stock

If you are a Non-United States holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of the Preferred Stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist; or

•

we are or have been a United States real property holding corporation (as described below), at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, you are not eligible for a treaty exemption, and either (i) our Preferred Stock is not regularly traded on an established securities market during the calendar year in which the sale or disposition occurs or (ii) you owned or are deemed to have owned, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, more than 5% of our Preferred Stock.

If you are a non-United States holder and the gain from the taxable disposition of our Preferred Stock is effectively connected with your conduct of a trade or business in the United States (and, if required by a tax treaty, the gain is attributable to a permanent establishment that you maintain in the United States), you will be subject to tax on the net gain derived from the sale at rates applicable to United States citizens, resident aliens and domestic United States corporations. If you are a corporate non-United States holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual non-United States holder described in the second bullet point immediately above, you will be subject to a flat 30% tax, or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate, on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States

We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for the U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation.

FATCA Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-United States persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Payments of dividends that you receive in respect of Preferred Stock could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold Preferred Stock through a non-United States person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). You should consult your own tax advisors regarding the relevant United States law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on IRS Form 1099, generally will apply to dividend payments or other taxable distributions on your Preferred Stock made to you in the United States, and the payment of the proceeds to you from the sale of your Preferred Stock effected at a United States office of a broker. Additionally, backup withholding may apply to such payments if you are a noncorporate United States holder and you fail to comply with applicable certification requirements or (in the case of dividend payments) are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

If you are a non-United States holder, payments of dividends to you are required to be reported on IRS Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of Preferred Stock effected at a United States office of a broker provided that either (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of Preferred Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States. In addition, certain foreign brokers may be required to report the amount of gross proceeds from the sale or other disposition of Preferred Stock under FATCA if you are presumed to be a United States person.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

Fiduciaries or other persons considering purchasing the depositary shares on behalf of or with the assets of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan or individual retirement account (“IRA”) or other arrangement which is subject to Section 4975 of the Code, or any entity the assets of which are “plan assets” under ERISA (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Depositary Shares. Among other factors, such fiduciaries or other persons should consider whether the investment would satisfy the prudence and diversification requirements of ERISA, would meet the Plan’s liquidity requirements, would be consistent with the documents and instruments governing the Plan, and whether the investment could constitute a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit a Plan from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such Plan. A violation of these prohibited transaction rules may result in an excise tax under the Code or penalties or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to federal, state, local, non-U.S. or other laws that are similar to ERISA and/or the Code (“Similar Laws”).

The acquisition, holding or disposition of the depositary shares by a Plan with respect to which Regions, the underwriters or any of our or their affiliates (the “Transaction Parties”) is or becomes a party in interest or disqualified person may result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, unless the depositary shares are acquired pursuant to an applicable exemption or there is some other basis on which the acquisition, holding and disposition of the depositary shares will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code and is not prohibited under applicable Similar Laws. The U.S. Department of Labor (“DOL”) has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the acquisition of the depositary shares. These exemptions are PTCE 84-14, as amended (for certain transactions effected by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23, as amended (for transactions effected by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the depositary shares, provided that none of the Transaction Parties have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the so-called “service provider exemption”). There can be no assurance, however, that all of the conditions of any of these statutory or class exemptions will be satisfied in connection with transactions involving the shares.

Furthermore, any fiduciary or other person considering purchasing depositary shares on behalf of or with the assets of a Plan should also take into account the fact that the Transaction Parties will not have any direct fiduciary relationship with or duty to any purchaser or holder of shares, either with respect to such purchaser or holder’s investment in the shares or with respect to the management of the Transaction Parties. Similarly, it is intended that the Transaction Parties will not be subject to any fiduciary or investment restrictions that may exist under laws specifically applicable to any Plans.

Any purchaser or holder of the depositary shares or any interest therein will be deemed to have represented by its purchase of the depositary shares or any interest therein that it either (1) is not a Plan or a Non-ERISA Arrangement and is not purchasing the depositary shares on behalf of or with the assets of any Plan or Non-ERISA Arrangement or (2) its acquisition, holding and disposition of the depositary shares will not result in a non-exempt prohibited transaction under ERISA of Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the depositary shares on behalf of or with the assets of any Plan or Non-ERISA Arrangement consult with their counsel regarding the potential consequences of any purchase under ERISA and/or Similar Laws, as applicable, and whether a prohibited transaction exemption, or similar relief under Similar Laws, is available. Purchasers of the depositary shares have the sole and exclusive responsibility for ensuring that their purchase, holding and disposition of the depositary shares complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA or the Code (or, in the case of a Non-ERISA Arrangement, any Similar Laws). The sale of any depositary shares to a Plan or Non-ERISA Arrangement is in no respect a representation by the Transaction Parties or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement or that such investment is appropriate for such Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the depositary shares described in this prospectus supplement through a number of underwriters. We have entered into an underwriting agreement with the underwriters listed below for whom Morgan Stanley & Co. LLC, UBS Securities LLC, Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, RBC Capital Markets, LLC and Regions Securities LLC are acting as representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of depositary shares listed next to its name below:

Underwriter	Number of Depositary Shares
Morgan Stanley & Co. LLC
UBS Securities LLC
Wells Fargo Securities, LLC
Goldman Sachs & Co. LLC

RBC Capital Markets, LLC

Regions Securities LLC

Total

The underwriters are committed to take and pay for all of the depositary shares being offered, if any are taken (other than the depositary shares covered by the option described below). The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option to purchase up to an additional      depositary shares at the public offering price less the underwriting discount. The underwriters may exercise this option at any time and from time to time, in whole or in part, within 30 days of the date of this prospectus supplement, with certain limitations. To the extent the option is exercised, each underwriter must purchase a stated amount of additional depositary shares approximately proportionate to that underwriter’s initial purchase commitment. If any additional depositary shares are purchased, the underwriters will offer the additional depositary shares on the same terms as those on which the shares are being offered.

The underwriters propose to offer the depositary shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $            per depositary share sold to institutional investors and $            per depositary share sold to retail investors. Any such dealers may resell depositary shares to certain other brokers or dealers at a discount of up to $             per depositary share from the initial public offering price per depositary share sold to retail investors. After the initial public offering of the depositary shares, the offering price and other selling terms may be changed by the underwriters. Sales of depositary shares made outside of the U.S. may be made by affiliates of the underwriters.

The underwriting fee is equal to the public offering price per depositary share less the amount paid by the underwriters to us per depositary share. The following table shows the per depositary share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase depositary shares.

	Underwriting Fee Assuming No Exercise(1)	Underwriting Fee Assuming Full Exercise(2)
Per Depositary Share	$	$
Total	$	$

(1)

Reflects             depositary shares sold to institutional investors, for which the underwriters received an underwriting discount of $            per depositary share, and             depositary shares sold to retail investors, for which the underwriters received an underwriting discount of $             per depositary share.

(2)

Reflects depositary shares sold to institutional investors, for which the underwriters received (or, in the case of the additional depositary shares, would receive) an underwriting discount of $            per depositary share, and depositary shares sold to retail investors, for which the underwriters received (or, in the case of the additional depositary shares, would receive) an underwriting discount of $            per depositary share.

In connection with the offering, the underwriters may purchase and sell depositary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of depositary shares than they are required to purchase in the offering. The underwriters must close out any short position by purchasing depositary shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of depositary shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or lessening a decline in the market price of the depositary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the depositary shares. As a result, the price of the depositary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

We have agreed with the underwriters not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, any of our securities substantially similar to the Preferred Stock or the related depositary shares, including any options or warrants to purchase shares of Preferred Stock or securities convertible into or exchangeable for shares of Preferred Stock, during the period from the date of this prospectus supplement continuing through the date 30 days after the date of this prospectus supplement (the “lock-up period”), except with the prior written consent of the representatives.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of the issuer. Such investment and securities activities may have involved, and in the future may involve, our securities and instruments. If any of the underwriters or their affiliates has a lending relationship with Regions, certain of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

The underwriters expect to deliver the Depositary Shares in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment in New York, New York on or about April     , 2019, the fifth business day following the date of the prospectus supplement, or “T+5”. Trades of securities in the secondary market generally are required to settle in two business days, referred to as T+2, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the Depositary Shares will not be made on a T+2 basis, investors who wish to trade the Depositary Shares before a final settlement may be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

Conflicts of Interest

Our affiliate, Regions Securities LLC, is a member of FINRA, and is participating in the distribution of the depositary shares in this offering and is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, the distribution arrangements for this offering comply with the requirements of FINRA Rule 5121. No FINRA member firm that has a conflict of interest under Rule 5121 may make sales in this offering to any discretionary account without the prior approval of the customer.

Additionally, our affiliates, including Regions Securities LLC, may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the depositary shares in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

Selling Restrictions

Canada

The depositary shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106

Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prohibition of Sales to EEA Retail Investors

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any depositary shares to any retail investor in the EEA. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

•	a retail client as defined in point (11) of Article 4(1) of Article 4(1) of MiFID II;

•	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

•	not a qualified investor as defined in the Prospectus Directive.

The expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe such depositary shares.

This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement and the accompanying prospectus.

United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in circumstances in which Section 21 of FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the depositary shares in, from or otherwise involving the United Kingdom.

Hong Kong

Each underwriter has represented and agreed that:

•	it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any depositary shares other than (i) to “professional investors” as defined in the Securities and

Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the depositary shares, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The depositary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any depositary shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the depositary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within 6 months after that corporation or that trust has acquired the depositary shares pursuant to an offer under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the depositary shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The depositary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issue prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Swiss Exchange Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the depositary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

VALIDITY OF THE SHARES

The validity of the Preferred Stock and the depositary shares offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and certain legal matters will be passed upon on behalf of Regions by Hope D. Mehlman, our Chief Governance Officer. Ms. Mehlman beneficially owns shares of our common stock and options to acquire additional shares of our common stock. The validity of the Preferred Stock and the depositary shares offered hereby will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Sullivan & Cromwell LLP has performed, and may in the future perform, legal services for us and our affiliates.

EXPERTS

The consolidated financial statements of Regions Financial Corporation appearing in Regions Financial Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of Regions Financial Corporation’s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

REGIONS FINANCIAL CORPORATION

Senior Debt Securities

Subordinated Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Stock Purchase Contracts

Units

The securities listed above may be offered by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. Our common stock, depositary shares representing a 1/40th interest in a share of our 6.375% Non-Cumulative Perpetual Preferred Stock, Series A and depositary shares representing a 1/40th interest in a share of our 6.375% Non-Cumulative Perpetual Preferred Stock, Series B, are listed on The New York Stock Exchange and trade under the ticker symbols “RF”, “RFPrA” and “RFPrB”, respectively.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, directly to purchasers or through a combination of these methods, on a continuous or delayed basis from time to time.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Unless the context requires otherwise, references to “we,” “us,” “our,” “Regions” or similar terms are to Regions Financial Corporation and its subsidiaries.

Investing in the securities involves certain risks. See “Risk Factors” beginning on page 2 of this prospectus and contained in our annual report on Form 10-K for the year ended December 31, 2018, which is incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any securities issued by us.

THE SECURITIES WILL BE EQUITY SECURITIES IN OR UNSECURED OBLIGATIONS OF THE COMPANY AND WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF THE COMPANY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE DEPOSIT INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THE DEBT SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated February 22, 2019

WE ARE RESPONSIBLE FOR THE INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, AND IN ANY FREE WRITING PROSPECTUS THAT WE PREPARE. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY OTHER INFORMATION, AND WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND ANY SUCH FREE WRITING PROSPECTUS MAY BE USED ONLY FOR THE PURPOSES FOR WHICH THEY HAVE BEEN PREPARED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS OR THE DATE OF THE RELEVANT INCORPORATED DOCUMENT, AS APPLICABLE. THE FINANCIAL CONDITION, RESULTS OF OPERATIONS OR BUSINESS PROSPECTS OF THE COMPANY MAY HAVE CHANGED SINCE THOSE DATES. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may offer and sell from time to time any combination of the securities described in this prospectus in one or more offerings. The debt securities, preferred stock, warrants, stock purchase contracts and units may be convertible into or exercisable or exchangeable for common or preferred stock or other securities issued by us or debt or equity securities issued by one or more other entities. This prospectus provides you with a general description of the securities we or any selling security holders to be named in a prospectus supplement may offer.

Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site mentioned under the heading “Where You Can Find More Information.”

The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by

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reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until our offering is completed (other than information in such additional documents that are deemed, under the Exchange Act, in accordance with the Exchange Act and SEC rules, not to have been filed):

•	Annual Report on Form 10-K for the year ended December 31, 2018;

•	Proxy Statement on Schedule 14A filed March 9, 2018; and

•

The description of our common stock contained in our current report on Form 8-K filed on July 1, 2004 with the SEC, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Regions Financial Corporation

Investor Relations

1900 Fifth Avenue North,

Birmingham, Alabama 35203

205-264-7040

THE COMPANY

Regions Financial Corporation is a Delaware corporation (NYSE symbol: RF) and financial holding company headquartered in Birmingham, Alabama, which operates throughout the South, Midwest and Texas. Regions is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management and mortgage products and services. Through its subsidiary, Regions Bank, Regions operates approximately 1,500 banking offices and 2,000 ATMs (as of December 31, 2018). At December 31, 2018, Regions had total consolidated assets of approximately $125.7 billion, total consolidated deposits of approximately $94.5 billion and total consolidated stockholders’ equity of approximately $15.1 billion. Additional information about us and our subsidiaries is included in the documents incorporated by reference in this prospectus under the heading “Where You Can Find More Information.”

Regions is a separate and distinct legal entity from our banking and other subsidiaries. A significant source of funds to pay dividends on our common and preferred stock and service our debt is dividends from our subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

Our principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203, and our telephone number at that address is (800) 734-4667.

RISK FACTORS

Investing in securities issued by us involves certain risks. Before you invest in any securities issued by us, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our annual report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated into this

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prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities in the manner and for the purposes set forth in the applicable prospectus supplement, which may include general corporate purposes.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities may be passed upon for us by Hope D. Mehlman, our Executive Vice President and Chief Governance Officer, or such other legal officer as we may designate from time to time, and Sullivan & Cromwell LLP, New York, New York. Ms. Mehlman beneficially owns shares of our common stock and options to acquire additional shares of our common stock, and Sullivan & Cromwell LLP regularly performs legal services for us. Certain legal matters will be passed upon for any underwriters by the counsel to such underwriters specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Regions Financial Corporation appearing in Regions Financial Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of Regions Financial Corporation’s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

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Depositary Shares Each Representing a 1/40th

Interest in a Share of         % Fixed-to-Floating Rate

Non-Cumulative Perpetual Preferred Stock, Series C

                    , 2019

Morgan Stanley

UBS Investment Bank

Wells Fargo Securities

Goldman Sachs & Co. LLC

RBC Capital Markets

Regions Securities LLC